Exhibit 10.10

Agreement on Concerted Action

This Agreement on Concerted Action (hereinafter referred to as "this Agreement") is signed by and between the following parties in Lucheng District, Wenzhou City, China on June 28, 2020:

Party A: Weng Xueyuan

ID number:

Address:

Party B: Ye Dekai

ID number:

Address:

Party C: Wang Min (signed as the staff representative of Chongwen middle school, Longwan District, Wenzhou City)

ID number:

Address:

The undersigned parties are referred to individually as a "party" and collectively as the "parties".

Whereas:

1. Chongwen middle school , Longwan District , Wenzhou City (formerly known as Wenzhou Longwan District art school, hereinafter referred to as "Chongwen middle school") is a private non enterprise unit located in Helou Road, Yaoxi Town, Longwan District, Wenzhou City. As of the signing date of this agreement, Party A, Party B and Wenzhou No.25 middle school are the organizers of Chongwen middle school; Party A has contributed 1.2 million yuan to Chongwen middle school, accounting for 40%; Party B has contributed 0.6 million yuan to Chongwen middle school, accounting for 20%.

2. Chongwen middle school has a council with five members, including one chairman, one vice-chairman and three directors. The Council is the decision-making body of Chongwen middle school. The Council is recommended by the organizers (including investors), staff representatives (elected by all employees) and relevant units (business competent units). One person, one vote system is adopted in the Council meeting. As of the signing date of this agreement, the members of the Council of Chongwen middle school are Party A (Chairman), Party B, Zhu Jinmin, Wu Zhonghu and Wang min. Among them, Party A and Party B are recommended by the organizers themselves; Zhu Jinmin is recommended by the sponsor Wenzhou No.25 middle school; Wu Zhonghu is recommended by the Education Bureau of the competent business unit; and Wang Min is recommended by all the staff of Chongwen middle school.

3. On August 19, 2015, Chongwen middle school and Shanghai Golden Sun Education Group Co., Ltd. signed the agreement on the school management entrusted by Art School of Longwan District, Wenzhou City to Shanghai Golden Sun education group, which agreed on matters related to entrusting Shanghai Golden Sun Education Group Co., Ltd. to manage Chongwen middle school. As of the signing date of this agreement, Party A has entrusted Chongwen middle school through Shanghai Golden Sun Education Group Co., Ltd.

4. It is planned to take actions to ensure the stability of the cultural and teaching staff in Chongwen secondary school and ensure the stability of the decision-making of the staff and students.

1.1 Therefore, through friendly consultation of all parties and in accordance with relevant laws and regulations, the following agreements have been reached on such matters for mutual compliance:

1.2 both parties agree and confirm that after the signing of this agreement, Party B shall act in accordance with Party A and make the same intention and behavior with Party A on matters subject to approval by the Council of Chongwen middle school, including but not limited to:

(1) To recommend and nominate candidates for the Council of Chongwen middle school;

(2) To call up and propose proposals to the Council of Chongwen middle school;

(3) To examine and vote on the resolution of the Council meeting of Chongwen middle school;

(4) Other matters that shall be decided by the Council according to the regulations of Chongwen middle school.

1.3 the parties agree and confirm that after the signing of this agreement, without infringing upon the rights and interests of the faculty and staff, Party C shall act in concert with Party A on matters subject to the approval of the Council of Chongwen middle school, and make the same intention and behavior as Party A, including but not limited to:

(1) To call up and propose proposals to the Council of Chongwen middle school;

(2) To examine and vote on the resolution of the Council meeting of Chongwen middle school;

(3) Other matters that shall be decided by the Council according to the regulations of Chongwen middle school.

Article 2 arrangement of concerted action to exercise the voting rights of the Council

2.1 each party may make oral or written motions to the other party for exercising the right to propose a proposal to the board of directors and the right to request the convening of the board of directors; however, such right of proposal and the right to request the convening of the board of directors shall be submitted in the name of Party A. If the parties have different opinions on the proposal right of the board of directors and the calling right of the board of directors, they shall notify the other party at least 2 days before the proposed meeting notice is issued. All parties shall fully communicate and reach an agreement; if the parties are unable to reach an agreement or fail to provide opinions in time, the opinions of Party A shall prevail, but the rights and interests of teaching staff shall not be infringed. The opinion is binding on all parties.

2.2 within 2 days from the date of receiving the notice of the Council meeting held by Chongwen middle school, Party A shall clarify Party A's consent, objection or abstention voting opinions through oral, telephone, email, fax, wechat, SMS, etc. after receiving Party A's voting opinions, Party B and Party C shall vote at the Council meeting according to Party A's voting will Voting shall be consistent with the voting opinions of Party A.

2.3 if Party B or Party C is unable to attend the Council in person, Party B shall authorize Party A in writing to exercise Party B's or Party C's voting rights in accordance with Party A's wishes before the meeting of the Council is held.

Article 3 extension of concerted action

3.1 in addition to the matters involved in the consistent action mentioned in Article 2, in case of any other matters related to the management of Chongwen middle school that require the joint expression of all parties, Party B and Party C shall act in accordance with the principles established in this agreement to ensure that there are no differences or disputes between Party A and Party B in the handling of relevant matters.

3.2 during the validity period of this agreement, the change of Party A and Party B's share of capital contribution to Chongwen middle school will not affect the concerted action arrangement under this Agreement; if Party B's share of capital contribution in Chongwen middle school is transferred, legally transferred or inherited, the transferee or acceptor of such share of capital contribution of Party B shall still abide by the agreement and continue to perform all obligations under this agreement, and Sign a written supplementary agreement with Party A.

3.3 during the validity period of this agreement, the change of the staff members or the directors appointed by the staff of Chongwen middle school shall not affect the concerted action arrangement under this agreement.

3.4 during the validity period of this agreement, the expression of intention made by each party based on the status of the sponsor, employee director or director of Chongwen middle school shall also be extended to the agent or trustee of each party; if other subjects designated and controlled by one party become the sponsor of Chongwen middle school or other subjects recommended or appointed by one party as members of the Council of Chongwen middle school, such other subjects shall also abide by and perform this association The arrangement of concerted action.

3.5 Party B undertakes not to sign any agreement of concerted action or make similar arrangements with other parties in conflict with the principles established in this agreement or make similar arrangements during the period of serving as the director of Chongwen middle school or directly or indirectly holding the share of capital contribution of Chongwen middle school, and will not make other behaviors that affect the stability of the agreement.

3.6 each party shall be obliged to keep confidential the documents, materials and information known or involved due to the signing of this Agreement and taking consistent actions, as well as the information of the other party to the agreement that may be known to them.

Article 4 duration of concerted action

4.1 The parties agree that the term for concerted action of all parties under this Agreement shall be from the date of signing this agreement to the date of termination of the agreement on the school management entrusted by Wenzhou Longwan art school to Shanghai Golden Sun education group, but the single term shall not exceed 20 years; upon expiration of the agreement, each party may renew the agreement.

Article 5 modification and cancellation of the agreement

5.1 the modification of this agreement must be negotiated by all parties and a written supplementary agreement shall be signed.

5.2 when both parties agree to terminate the performance of this agreement, a written agreement shall be signed by all parties to the agreement.

Article 6 liability for breach of contract

6.1 if either party violates the agreement under this agreement, it shall be liable for the losses suffered by the other party as a result of such breach, including but not limited to direct economic losses, other payments payable and expenses incurred in realizing the rights and interests (arbitration fee, litigation fee, property preservation fee, travel expenses, notarization fee, service fee, announcement fee, lawyer's fee, etc.).

6.2 in case of any party's breach of contract, the observant party has the right to require the breaching party to continue to perform this agreement.

Article 7 Application of law and dispute resolution

7.1 this agreement is signed and interpreted in accordance with the laws of the people's Republic of China.

7.2 any dispute arising out of or in connection with this Agreement shall be settled by both parties through friendly negotiation. If no settlement can be reached through negotiation, the parties shall submit the case to Wenzhou Arbitration Commission for arbitration in accordance with the Commission's arbitration rules in force at the time of application for arbitration. The arbitration award is final and binding on all parties.

Article 8 others

8.1 this Agreement shall come into force immediately after being signed by all parties.

8.2 this agreement is made in quadruplicate, one for each party (the version delivered to Wang Min, the employee representative, shall be kept by the trade union of Chongwen middle school), and one copy shall be kept by Chongwen middle school, all of which have the same legal effect.

(the following is the signature page without text)

(there is no text on this page, which is the signature page of the agreement on concerted action)

Party A: /s/ Weng Xueyuan

Weng Xueyuan

Party B: /s/ Ye Dekai

Ye Dekai

Party C: /s/ Wang Min (with the official seal of the trade union)

Wang Min